Exhibit 11.1

ICICI Group

Group Code of Business Conduct and Ethics

Message from Managing Director & CEO

Message from Managing Director & CEO

The success of the ICICI Group so far is as a result of several factors. One of our core strengths is the quality of our human capital and the talent and entrepreneurial energy of our entire team. Closely linked with this are our ethical values. Since the inception of the ICICI Group in 1955, we have placed a strong emphasis on ethics and integrity as core values which we as an organisation constantly work to reinforce and communicate to our stakeholders, and manifest through our internal culture.

Ethics cannot be merely mandated but must be inseparably woven into the character of the organisation — through tradition, value systems and a commitment to uphold the spirit as well as the letter of the rules that govern us. This is what the ICICI Group strives to achieve in all its activities.

Maintaining this commitment and our traditions of integrity and ethics requires each of us to uphold certain standards of conduct and behaviour .

The Group Code of Business Conduct and Ethics (the Code) seeks to institutionalise this culture by setting out the standards we must follow in our everyday work. It outlines the requirement of ICICI Group policies and practices that require all of us to imbibe and demonstrate the organisational DNA anchors, address conflicts of interest and report any violations or unethical behaviour to appropriate internal authorities. Thus the Code sets out the minimum ethical standards that are required to be maintained across the Group.

All employees and other persons acting on behalf of the Group are expected to treat compliance with this Code as an important element of their relationship with the Group.

This hand book serves two purposes - to guide you through the tough choices you may be faced with in the daily execution of your role and to underscore to our stakeholders that we will act with integrity and be known as an ethical organisation.

K. V. Kamath

Table of Contents

Preamble	01

Conflicts of Interest and Outside Activities	02

Privacy / Confidentiality	04

Gifts and Entertainment	05

Personal Investments	06

Know Your Customer / Anti Money Laundering	07

Accuracy of Company Records and Reporting	08

Protecting ICICI Group's Assets	09

Workplace Responsibilities	10

Raising Ethical Issues	12

Special Responsibilities of Superiors and Managers	13

Compliance with Laws, Rules and Regulations	14

Key Irregularities	15

Disciplinary Procedures	17

Compliance with the Code	19

Employee Declaration	21

Preamble

•
ICICI Group expects all its employees, officers and Directors to act in accordance with high professional and ethical standards. You must be, and be seen to be, committed to integrity in all aspects of your activities and comply with all applicable laws, regulations and internal polices.

•
In accepting a position with ICICI Group or any of its subsidiaries, each of you become accountable for compliance with the law, with the ICICI Group Code of Business Conduct and Ethics (‘the Code’), and with policies of your respective business units.

•
The standards of the Code are not necessarily prescribed by the regulators - they are something, which a well respected institution must have in place and adhere to on an ongoing basis. We therefore expect a high level of ethical conduct.

•
You must conduct your duties according to the language and spirit of this Code and seek to avoid even the appearance of improper behaviour. You should be aware that even well intentioned actions that violate the law or this Code may result in negative consequences for ICICI Group and for the individuals involved.

•
While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent ICICI Group’s policy.

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Conflicts of Interest and Outside Activities
outside enterprise, which does or seeks to do business with or is a competitor;

☐  Acting as a broker, finder, go-between or otherwise for the benefit of a third party in  transactions involving or potentially involving the Group or its interests;

☐     Working, in any capacity, for a competitor, customer, supplier or other third party while  employed by ICICI Group;

☐     Competing with ICICI Group for the purchase or sale of property, products, services or other interests;

☐      Having an interest in a transaction involving the Bank, a competitor, customer or supplier (other than as an employee, officer or director of the Bank and not including routine investments in publicly traded companies);

☐     Receiving a loan or guarantee of an obligation as a result of your position with the Bank;

☐     Directing business to a supplier owned or managed by, or which employs, a relative or friend.

Conflicts  of  interest  arising  out  of  personal
Investments

While undertaking personal investments, it should be borne in mind that such investments should not:

•   Affect or appear to affect your ability to make unbiased business decisions for ICICI Group;

•   Be contrary to ICICI Group's interests (e.g. using proprietary knowledge obtained through the course of employment to make investments that are not in the best interest of the ICICI Group);

Conflicts Of Interest – general principles

•  Conflicts of interest can occur if our business practices sacrifice interests of one set of customers in favour of another or place business interests ahead of customers.

•  If you are aware of any circumstances which you think may give rise to a conflict of any kind, or if you become aware of information which places you in difficulty in carrying out your function (for example, if you obtain confidential information about a company), you must handle the same as per the conflict of interest policy applicable to your Company.

•  You would be expected to be sensitive to any activities, interests or relationships that might interfere with or even appear to interfere with, your ability to act in the best interests of ICICI Group and its customers.

•  You must disclose to the HR of your company, annually, a statement that you have no material interest or any other conflicting interests, in any person who is a party to a material contract or proposed contract with ICICI Group. In case of any doubt in regard to the extent of disclosure applicable, kindly contact the HR department.

•  Examples of situations that could involve conflicts of interest include:

☐     Selling a product that is profitable for the Group but not appropriate for the customer;

☐     Ownership, by employees or their family members, of a significant interest in any

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•   Be in the businesses of ICICI Group’s customers, suppliers, or competitors that could cause divided loyalty, or even the appearance of divided loyalty.

Please refer to the section on personal investments for further guidelines in relation to adherence to the Code of Conduct for Prevention of Insider Trading.

Conflicts of interest through outside business activities

•  Due to potential conflicts with ICICI Group, you must obtain approval from Committee of Directors (or an appropriate internal committee in case of other entities in ICICI Group) before you accept a position as a director of an unaffiliated for-profit company or organization or when you work with a professional organisation/ association outside ICICI Group.

•  Working with professional organisations/ associations does not typically create a conflict of interest where:

☐     The work is related to the legitimate professional interest and development of the employee and does not interfere with the employee’s regular duties;

☐      Does not use official resources inappropriately (either physical resources or time);

☐      Does not compete with the work of ICICI Group and is not otherwise contrary to the best interests of the Group;

☐      Does not violate national, international or local law;

•   It may however be mentioned that, while undertaking outside activities, you should not use ICICI Group name, facilities, or relationships for personal benefit. Further any employee accepting an appointment, as director of an unaffiliated for-profit company/ organisation must ensure proper treatment of confidential information received from such entity in connection with being a director.

 Conflicts of Interest – Do's and Don’ts

 Do

•  Act in the best interests of ICICI Group and its customers and handle activities, interests or relationships in a sensible manner

•  Handle Conflicts of interest as per applicable Conflicts of Interest Policy

•  Submit an annual statement of Conflicts of Interest to the HR of your Company

 Don’t

•  Undertake personal investments or outside activities that create conflicts of interest

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Privacy / Confidentiality	financial or pricing information must also be protected.
Proprietary and Confidential Information

•      You must always protect the confidentiality of proprietary and confidential information you obtain or create in connection with your activities for ICICI Group, in accordance with the applicable law. Your obligation to protect ICICI Group’s proprietary and confidential information continues even after you leave the Group, and you must return all proprietary information in your possession upon leaving ICICI Group.

•      Proprietary and confidential information include any system, information or process that gives ICICI Group an opportunity to obtain an advantage over competitors; non public information about ICICI Group businesses, its customers and its employees, any other non public information received.

•     Proprietary and confidential information about ICICI Group, a customer, supplier or distributor, should not be disclosed to anyone (including other employees) not authorized to receive it or has no need to know the information, unless such disclosure is authorized by the customer or is required by law, appropriate legal process or appropriate internal authorities.

•     Intellectual property of ICICI Group such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished

•  Unauthorized use or distribution of proprietary information violates the internal policies and could be illegal. Such use or distribution could result in negative consequences for both ICICI Group and the individuals involved, including potential legal and disciplinary actions.

•  Acts of ignorance that could lead to such proprietary information, especially through electronic means – like CDs, floppy etc., may lead to investigation and probe against the employees.

•  We, at ICICI Group, respect the proprietary rights of other companies and their proprietary information and require you also to observe such rights.

Privacy of Employee Information

At ICICI Group, we recognise and protect the privacy and confidentiality of employee medical and personal records. Such records would be shared strictly on need to know basis or as required by any law, rule and regulation or when authorized by the employee or as per subpoena or court order and requires approval by internal counsel.

 Privacy / Confidentiality – Do's and Don’ts

 Do

•  Properly control access to your work areas and computers

•  Ensure appropriate destruction of business related documents when not required for work anymore

•  Obtain any relevant information directly from the person concerned

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•  Protect the physical security of official information

•   Access to information or data by outsourced will also be subjected to the relevant employee’s accountability, in case such data is misused

•  Keep customer information secured at all times and uphold ICICI Group Privacy Promise for customers

•  Limit access to information strictly to those with a legitimate business reason for seeking that information

•  Comply with local data protection and privacy laws that affect the collection, use and transfer of personal customer information

•  While accessing Intranet and Internet, ensure compliance with internal policies and procedures

•  Ensure that worldwide electronic information exchange and dialogue, electronic business dealings are all as per internal policies and procedures

 Don’t

•  Discuss sensitive matters or confidential information in public places

•  Violate the IT Security Policy applicable to your Company

•  Transfer official information into personal databases or carry hard copies of official information (otherwise than for official purposes) outside the office, without prior permission from your superior

•  Pass information, in any manner, directly or indirectly to any recruitment/search agencies or to competitor or any other organisations

Gifts and Entertainment

Accepting Gifts and Entertainment- General Principles

•   In general, all staff should not accept gifts - anything of value (including entertainment) from current or prospective customers or suppliers, unless it is in accordance with the Code.

•  The detailed policy guidelines in this regard would be approved by the Product & Process Approval Committee from time to time.

Giving Gifts and Entertainment - Bribery and Corruption

•  Bribery/Corruption is defined as receiving or offering of an undue reward from/to any third party.

•  You must note that ICICI Group follows zero tolerance approach towards Bribery and Corruption.

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•  You must not make any payment to or for anyone for the purpose of obtaining or retaining business or for obtaining any favourable action. If you are found to be involved in making such payments, you would be subject to disciplinary action as well as potential civil or criminal liability for violation of the Code.

•  You should not offer or give any funds or property as donation to any government agency or its representatives, in order to obtain any favourable performance of official duties.

•  While you are expected to put in best of your efforts in every transaction, you will not be penalised by ICICI Group for delayed performance of a transaction solely on the grounds of refusal to pay bribes.
Personal Investments

•  To protect the integrity of ICICI Group and its subsidiaries and affiliates, it is essential that you conduct your personal trading as per Code of Conduct for Prevention of Insider Trading (Insider Trading Code) under SEBI guidelines, in an appropriate manner that withstands public scrutiny and does not create even the appearance of impropriety.

•  ICICI Group policy and the laws of many countries prohibit trading in securities of any company while in possession of material, non-public information (also known as inside information) of any company. Employees of certain ICICI Group businesses are subject to additional personal trading policy restrictions.

•  You should note that using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All non- public information should be considered inside information and should never be used for personal gain.

•  You are required to familiarise yourself and comply with the Bank's Code of Conduct for Prevention of Insider Trading (or such other Code applicable to your Company), copies of which are available on the Intranet or from the Company Secretary. You should contact the Company Secretary with any questions about your ability to buy or sell securities.

•  Investments in securities should be made as per the Insider Trading Code, of the respective company.

 Gifts and Entertainment – Do’s and Don’ts

 Do

•  Accept gifts only if it is in line with the Code and related internal guidelines

 Don’t

•  Make any payment to or for anyone that could tantamount to bribe/corruption

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 Personal Investments – Do’s and Don’ts

 Do

•  Ensure adherence to the Code of Prevention of Insider Trading applicable to your Company

 Don’t

•  Handle personal investments while in possession of “Insider information”

compromising our commitment to combating money laundering.

•  ICICI Group has adopted the Group Anti Money Laundering Policy accompanied by detailed procedures with the principal objectives as under:

☐     Preventing ICICI Group from being used by money launderers to further their illicit business.

☐     Enabling ICICI Group to assist law enforcement agencies in identifying and tracking down money launderers;

☐     Ensuring that ICICI Group remains compliant with all relevant anti-money laundering legislation and regulations.

•  You must exercise requisite care in selecting those with whom we conduct business. While conducting business, you must adhere to processes which are in place for checking the credit and character of customers and counter parties. These processes ensure adequate customer due diligence and ongoing monitoring of their transactions. This is done to detect suspicious transactions during the entire period of relationship.

Know Your Customer (KYC) and Anti Money Laundering (AML) – Do’s and Don’ts

 Do

•  Undergo relevant training to update yourself on applicable internal KYC/AML guidelines

•  Exercise requisite due diligence while accepting a customer and undertaking a transaction and make reasonable enquiries in case of doubt.

Know Your Customer / Anti Money Laundering

•  Money Laundering legislations criminalise money laundering in respect of all crimes including drug trafficking, terrorism, theft, tax evasion, fraud, handling of stolen goods, counterfeiting and blackmail. It is also an offence to undertake and/or facilitate transactions with individuals and entities involved in criminal activities.

•  ICICI Group does not do business with drug traffickers, money launderers and other criminals. We are fully aware that no customer relationship is worth

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•   Escalate all suspicious activities/ transactions in respect of money laundering regardless of the amount involved or the nature of the offence as per the applicable internal procedures. Failure to report suspicious transactions despite having knowledge is an offence.

Don’t

•   Provide assistance to any person to launder proceeds of any criminal conduct.

•   Prejudice an investigation by informing (i.e. tipping off) the person who is the subject of a suspicious transaction.

accordance with generally accepted accounting principles and that they fairly present the financial conditions and results of the company.

•  You must observe standards of good taste regarding content and language when creating business records and other documents (such as email) that may be retained by ICICI Group or a third party.

•  Non-maintenance of these records that comes into your notice and any misappropriation or tampering of records needs to be reported to a relevant authority

Reporting to Government/external agencies

•  ICICI Group has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the ICICI Group’s financial results and condition of operations. Our reports and documents are required to be filed with or submitted to regulatory authorities. Hence, such reports and any other public communications should be full, fair, accurate, timely and understandable.

•  You must, therefore, never make inaccurate or misleading reports, certificates, claims or statements to government / regulatory authorities.

Accuracy of Company Records and Reporting

•   You must ensure that records, data and information owned, collected, used and managed by you for ICICI Group are accurate and complete. Records must be maintained as per the applicable record retention policy of your Company in sufficient detail so as to reflect accurately the company's transactions.

•   You must assist in maintenance of appropriate records so as to ensure that financial transactions are prepared in

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Accuracy of Company Records and Reporting – Do’s and Don’ts	Protecting ICICI Group’s Assets

Do

•   Maintain accurate data in sufficient detail to reflect accuracy of company transactions

•   Assist in preparation of true and fair financial statements of the company

•   Crosscheck the reports being submitted to regulatory authorities; in case there are any errors found, report to the relevant authority;

Don’t

•   Make inaccurate reports to the applicable Government / regulatory authorities

Protecting ICICI Group’s assets against loss, theft or other misuse is the responsibility of every employee, officer and Director. Loss, theft and misuse of ICICI Group’s assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to your supervisor or the Chief Financial Officer.

Protecting ICICI Group Assets – Do’s and Don’ts

Do

•  Use ICICI Group assets (physical and intellectual) only for official purposes

•  Report any misuse by any employee or outsourced agents of ICICI Group that comes to your notice.

Don’t

•  Copy, sell, use or distribute information, software and other forms of intellectual property in violation of licenses

•  Misappropriate ICICI Group assets as it is a breach of your duty and may constitute an act of fraud against ICICI Group

•  Use official resources in another business in which you, a friend or family member is involved

•  Use official stationery, supplies, and equipment for personal or political matters.

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Workplace Responsibilities
Discrimination and Harassment and Intimidation

•  ICICI Group is committed to prohibition of harassment and intimidation of employees in the workplace. ICICI Group discourages conduct that implies granting or withholding favours or opportunities as a basis for decisions affecting an individual, in return for that individual’s compliance. Such action is an easier form of harassment to identify because it takes the form of either a threat or a promise, whether explicit or implied.

•  ICICI Group has a Gender Neutral Policy that prohibits unwelcome advances, requests for sexual favours, or other verbal or physical conduct where such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, hostile or offensive working environment.

Safety in the Workplace

•  ICICI Group considers safety of employees as the primary concern. ICICI Group is committed to safety of employees and expects its businesses and employees to comply fully with appropriate laws and internal regulations.

•  ICICI Group encourages responsible behaviour of its employees and colleagues that result in the best possible accident prevention measures. This applies both to the technical planning of workplaces, equipment, and processes and to safety management and personal behaviour in everyday workplace.

Fair Employment Practices and Diversity

•  ICICI Group is committed to adoption of fair employment practices. It ensures diversity of workplace through efforts to recruit, develop and retain the most talented people from a diverse candidate pool. It upholds the principle that advancement is based on talent and performance and there is a commitment to equal opportunity.

•  As a fair employment practice, we expect that you shall not (during the course of your service or upon cessation of your service for a period of six months from the date of cessation) directly or indirectly on your own accord or on behalf or in conjunction with any other person, convey or solicit or attempt to induce any employee or business associate to leave their current employment with ICICI Group and join the service of the new employer or any competitor.

Fair Competition

•  Although it is common to gather information about the general marketplace, including competitors' products and services, the Company wants to compete fairly.

Drug Free Workplace

•  You should ensure that your workplace is healthy and productive and free from drugs

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•   Your work environment, therefore, must conform to the requirements of health oriented safety design and you must constantly be attentive to safety principles.

Fair Treatment of counter-parties

•   The quality of our relationships with our suppliers and other external counter- parties often has a direct bearing on the quality of our products, services and ultimately our customer relationships. We therefore expect our suppliers to operate to the same standards as we expect of ourselves.

•   All such relationships with external counter-parties should be conducted in professional and impartial manner. Vendor selection and hiring decisions must be made objectively and in best interest of ICICI Group, based on evaluation of integrity, suitability, price, delivery of goods/ service, quality and other pertinent factors. You should commit to fair contract and payment terms with them in return of good service at a good price supplied in a responsible manner.

•   Your personal relationship with contractors, suppliers and vendors should be disclosed to your superior at the time of entering into the transaction and should not influence decisions made on behalf of ICICI Group. Negotiations with customers and potential customers should be conducted in a professional manner.

•   Vendors or suppliers should not be used for any personal purposes, so as to have any conflict of interest while dealing with them.

Corporate Opportunities

•   Employees, officers and Directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No employee, officer or Director may use corporate property, information or position for personal gain, and no employee, officer or Director may compete with ICICI Group.

•   Competing with ICICI Group may involve engaging in the same line of business as the Group, or any situation where the employee, officer or Director takes away from the Group opportunities for sales or purchases of property, products, services or interests.

Contact with Media

•   In order to pro-actively manage our reputation with the media and to ensure consistency of messages, interaction with media must only occur with the prior approval of Corporate Brand and communications Group.

Workplace Responsibilities – Do’s and Don’ts

Do

•   Respect personal dignity, privacy, and personal rights of every individual

•   Work together with women and men of various nationalities, cultures, religions, and races in a professional manner

•   Be open and honest and stand by your responsibility

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•   Treat our customers, suppliers, competitors and employees fairly

•   Maintain the safe and healthy working environment provided by the company

•   Be committed to prevent wasteful use of natural resources

Don’t

•   Discriminate, harass or offend anybody by whatever means, be it sexual or otherwise

•   Use ICICI Group systems to transmit or receive electronic images or text of a sexual nature or containing ethical slurs, racial epithets or other harassing, offensive or lewd materials

•   Obtain competitive information by unethical or illegal means, such as corporate espionage or improper access to confidential information

•   Engage in contacts with competitors that could create even an appearance of improper agreements, whether the contact is in person, in writing, by telephone or through e-mail

•   Take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice

•   Do not issue directives to violate the terms of vendor’s contracts
Raising Ethical Issues

•   ICICI Group encourages employees to report to their supervisor/ HR/ compliance, concerns and suspected violations of the Code, internal policies, external legal and regulatory requirements etc. You may choose to remain anonymous if you wish. All significant breaches should be escalated immediately.

•   ICICI Group will conduct prompt and thorough investigations of alleged violation and take appropriate corrective action.

•   Retaliatory action against an employee for making a good faith report is prohibited.

•   HR takes appropriate actions against individuals who have broken laws, rules and regulations.

•   An employee who knowingly violates the internal policies and guidelines shall be subject to disciplinary action, including demotion or dismissal.

•   In case of any doubts in undertaking any new role, assignment or responsibilities, please ensure all dos and don’ts are well understood, so as to avoid pleading ignorance by overstepping on some protocols.

Investigations

You are required to cooperate fully with authorised internal and external investigations. Making false (or misleading) statements to regulators/ auditors/ ICICI Group representatives during investigations can be a criminal act that can result in heavy penalties.

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Raising ethical issues – Do’s and Don’ts	Special Responsibilities of Superiors and Managers
Do

•   Report to your supervisor/HR/compliance, concerns and suspected violations of the Code, internal policies, external legal and regulatory requirements etc.

Don’t

•   Knowingly withhold information that raises ethical questions and bring such issues to the attention of senior management or ensure reporting as per the applicable Whistle Blower Policy

•   Destroy records that are potentially relevant to a violation of law or any litigation or any pending, threatened or foreseeable government investigation or proceeding

In addition to responsibilities as employees, supervisors and managers must abide by the:

•   Duty of selection - Carefully select the employees for a job in light of their personal and professional qualifications. The duty of care increases with the importance of the obligation to be entrusted to the employee

•   Duty of instruction - Formulate obligations in a precise, complete, and binding manner, especially with a view to ensure compliance with provisions of instructions.

•   Duty of monitoring - Ensure that compliance with provisions of applicable laws / regulations is monitored on a constant basis.

•   Duty of communication - Communicate to the employees that any violation of the applicable laws / regulations are disapproved of and would have disciplinary implications.

Special Responsibilities – Dos and Don’ts

Do

•   Strive to create and sustain an environment that promotes ethical behaviour

•   Assist your staff to understand and apply the internal policies and procedures

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•   Encourage and practice whistle blowing, so as to avoid any doubts later that an offence was being committed with your knowledge, which could be construed as connivance by the employee

Don’t

•   Issue directives to violate the terms of internal policies/procedures employee found guilty will be additionally liable to disciplinary actions, initiated by the company for violating the Code.

•  Particular care should be taken to act legally in those areas where the law is evolving rapidly or is being extended to cover activities that have not been covered by legal requirements in the past. When in doubt, the Compliance Group should be consulted.

Compliance – Do’s and Don’ts

Do

•   Comply with all applicable laws, rules and regulations

•   Contact with regulators through designated officials as per internal guidelines

•   Notify Compliance Group immediately of any significant contacts made directly by a regulator

Don’t

•   Commit an illegal or unethical act, or instruct others to do so, for any reason

•   Commit such acts simply because you see someone else doing it, or your supervisor not warning you

Compliance with Laws, Rules and Regulations

•   ICICI Group's Policy is to maintain an open and co-operative relationship with our regulators and to comply with all applicable laws, rules and regulations. The Group also disseminates information regarding compliance with laws, rules and regulations that affect business.

•   Violation of the law must be avoided under any circumstances, especially violations that attract punishment of imprisonment, monetary penalties, or fines. Notwithstanding the legal consequences of such violation, any

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Key Irregularities
•  Showing an intransigent or unreasonably negative attitude to management and/or fellow employee’s

•   Minor breach of health and safety requirements

•   Smoking in a non designated area

•  Careless use of the Company’s equipment or furniture

•  Refusing to attend nominated training programs unless agreed upon with superior

•   Use of foul or abusive language (whether verbal or in writing)

•  Refusing a reasonable request to moderate changes in responsibilities if such a change is a business necessity

•   Being under the influence of alcohol and/or drugs not medically prescribed when at work (whether on ICICI Group premises or otherwise)

•  Consumption or being under the influence of drugs not medically prescribed and/or excessive alcohol at a management sponsored event

•   Indulging in habitual errors, negligence while performing duties

B.  Gross/serious violations

Any act which is in breach of the Code, internal policies/procedures and which may cause financial loss or reputation risk to the Company falls under this category. Illustrative behaviour under this category includes:

•  Failing to comply with ICICI Group policies, procedures, rules and working practices

•  While the Group believes that the employees would realise and appreciate the need to follow this Code in letter and spirit, in an unfortunate incident or act of breach, a corrective and/or deterrent action becomes unavoidable. Therefore any breach of the stipulations mentioned in the Code should be treated as misconduct for which appropriate penalty would be imposed.

•  Based on the intent, seriousness and mitigating/extenuating circumstances of such non-compliance the breaches can be broadly classified into four categories as detailed hereunder.

A.  Habitual Irregularities

Repeated negligence in performing duties, depending on the gravity and consequences to the Company may fall under this category. Illustrative behaviour includes:

•  Unpunctual or irregular attendance, leaving workplace without permission, habitual or prolonged absence without leave

•   Negligence or failure to take due care while obtaining and preserving documents/records

•   Negligence or failure to ensure accuracy and timely completion of work

•  Indecent/discourteous behaviour with customers, employees, superiors etc

•  Not following the prescribed dress code

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•  Obstructing the customers from dealing with ICICI Group or obstructing other employees from discharging their responsibilities

•  Engaging in any other trade/ business/ employment while in the employment of the Company without confirming with your supervisor

•  Participation in any demonstration against the Company or its officials

•  Accepting gifts and favours from clients and vendors in violation of relevant guidelines

•  Disrupting/slowing down of continuous customer service or work, in the branch or office –either solely or by way of participation in strike, bandh etc

•  Violation of any of the provisions of the security policy including IT security policy of the company

•  Taking a decision, which has financial implications favouring you, any of your teams or relatives

•  Involvement in harassment including sexual harassment or racial harassment

•  Failure to take all possible steps to protect the interest of ICICI Group and to perform duties with utmost integrity, honesty, devotion & diligence

•  Indulging in any act which is likely to cause damage/loss to the property and which are prejudicial to the reputation and interest of ICICI Group

•   Failure to act in the best judgment while performing duties as well as while exercising delegated power entrusted by ICICI Group

•  Failure to avoid indebtedness in any manner while in service

•  Engaging in and/or facilitating any financial dealing/s including money lending whatsoever with colleagues

•  Any act which brings or have the potential to bring dis-repute to the image of ICICI Group at all times

•  Failure to comply with existing regulatory rules and regulations such as Reserve Bank of India Act, 1934 and Banking Regulations Act, 1949, etc

•  Any other act which is against the ethos/culture of the company

C.  Fraudulent Irregularities

Any act with a fraudulent or malafide intention irrespective of whether there was any financial loss or loss of reputation to ICICI Group falls in this category. Some illustrative behaviour under this category would include:

•   Suppressing or misrepresentation of facts

•  Any act of creation/acceptance of fake/ incorrect/ fraudulent records or manipulation of records with fraudulent intention i.e. fudging of records, MIS records, etc

•  Failure of due diligence in any deal/transaction to avoid any possibilities of a fraud or money laundering

•  Theft or pilferage or any dishonest act

•  Involvement in any act in the area of corruption, misuse of office, criminal offences, suspected or actual fraud etc

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•   Helping customers in ways which could lead to a loss to ICICI Group.

D.  Irregularities in High Risk Areas

Any act which may not be apparently with fraudulent intention but are considered as High Risk area irrespective of any financial loss or loss to the reputation to ICICI Group falls in this category. This includes:

•   Failure to act in spite of having knowledge of wrong things being practiced,

•   Failure to take corrective steps to stop such wrong practices,

•   Failure to escalate such matters to higher authorities

The areas considered, as High Risk will be assessed by the Senior Management of the Group. The Senior Management will also have the power and authority to notify the list of High Risk areas from time to time.

It must be noted that irregularities cited in the above categories are indicative in nature and are not exhaustive.
Disciplinary Procedures

•   The primary objective of the disciplinary procedure is to make employees aware of the instance/s of apparent and reported breach of the Code on their part and to afford such employees with an opportunity of making submission against such reported instance/s including improving their attendance, work performance or amending/ rectifying their conduct as the case may be, should they fall below the standards expected by ICICI Group.

•   When deciding upon the appropriate way to deal with any potential issues an employee has in meeting ICICI Group standards, the reasons behind this difficulty will be considered. There may be occasions when problems are due to an employee’s incapability to do his/her job, personal circumstances or health rather than there being any measure of personal blame. In such cases, the employee will be informed by the immediate manager that he/she is not meeting the required standards.

•   The immediate manager will discuss his or her concerns with the employee and where appropriate, will agree objectives with the employee to be achieved over a reasonable period of time. The immediate manager will also discuss any assistance the employee may require, including where practicable - training. If after a reasonable time, an employee is still unable to reach the required standards, the matter may be dealt with within the context of the disciplinary procedure.

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•  If the problem relates to the employee’s health, the immediate manager may arrange for the employee to see ICICI Group nominated Medical Advisor.

•   If the problem stems from the employee’s failure to demonstrate satisfactory conduct, or there are problems with the employee’s performance e.g. due to the employee’s inattention or lack of motivation, the disciplinary procedure will be implemented.

•   Usually disciplinary procedure would start after detailed fact finding exercise/ internal investigation including one-to- one discussion with the concerned employee, where-ever possible-by the respective business group, is carried out and a detailed report to that effect is submitted to HRMG. In deserving cases such investigation may be carried out independent of the respective business group.

The following paragraphs deal with the disciplinary procedures, which could be used as indicative guidance for the ICICI Group constituents while formulating their respective disciplinary procedures.

Disciplinary action

Depending upon the nature and seriousness of non-compliant behaviour, the Company may take corrective action against the erring employees. The Company may prefer civil or criminal action against errant employees. Such actions may include penalties as deemed appropriate considering the nature of violation and its implications on the Company. The extenuating / mitigating circumstances, if any, may also be considered while taking action.

These actions could be – Cautionary Action, Deterrent Action and Capital Action

Cautionary action

The cautionary or exemplary action(s) may be in the form of:

•   Condoning, advising, warning, censuring etc

•   Imposition of fine

•   Suspension from employment for a certain period of time

•   Adversely impacting annual performance rating

•   Withholding of increment

•   Withholding of performance linked bonus / incentive (partly)

Deterrent action

The deterrent action(s) may be in the form of:

•   Recovery of full / partial monetary loss caused or likely to be caused to the Company

•   Suspension from employment for a certain period of time

•   Withholding of increments

•   Withholding of Performance linked bonus / incentive

•   Withholding of promotion

•   Demoting to the lower grade or level

•   Reduction in basic salary

Capital action

The capital action may be in the form of:

•   Termination of services

•   Dismissal from services

Process for taking disciplinary action

•   It must be clearly understood that the Company will be the sole judge to decide on the categorization of breaches as also the form of corrective actions.

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•   All disciplinary action would start on the basis of the report received by the HRMG from the respective business group after following the process as described in the foregoing.

•   Depending upon the nature of such report employee/s would be informed in writing of the gist of the instance/s of breach of the Code reported against them and would be afforded with an opportunity to make their submission/s in writing within specific time frame to the designated official in HRMG. On receipt of such communication from HRMG employees would be required to make their submission/s in writing which would be taken into consideration while arriving at a decision. However, in case employee/s choose not to avail of such an opportunity within the specific time frame or within extended time frame, if allowed by HRMG in deserving cases, it would be construed that the employee concerned has no submission to make and accordingly the matter would be decided upon ex-parte and any decision taken in that circumstances would be binding on the concerned employee.

•   The range of possible actions outlined above should not be regarded as necessarily either sequential or cumulative. ICICI Group reserves the right to omit any or all of the levels of action where it considers it appropriate. It is for the relevant manager to decide which of the possible responses is appropriate in any given case. For example, if a single breach of discipline is serious (albeit it may be the employee’s first breach of discipline) the employee may be given a final warning notwithstanding the fact that no previous warnings have been given.
• ICICI Group reserves the right to suspend an employee on payment of Subsistence Allowance as per rules pending the outcome of disciplinary action.

Compliance with the Code

•  ICICI Group recognises the need for this Code to be applied equally to everyone it covers. All employees, Directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office.

•  The Head, Corporate Legal Group will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board Governance & Remuneration Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. ICICI Group will devote the necessary resources to enable the Head, Corporate Legal Group to establish such procedures as

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may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the Head, Corporate Legal Group.

•   Employees, officers and Directors should promptly report any concerns about violations of ethics, laws, rules, regulations or this Code, including by any senior executive officer or director, to their supervisors/managers or Head, Corporate Legal Group or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. Any such concerns involving the Head, Corporate Legal Group should be reported to the Board Governance & Remuneration Committee.

•   The Head, Corporate Legal Group shall notify the Board Governance & Remuneration Committee of any concerns about violations of ethics, laws, rules, regulations of this Code by any senior executive officer or Director reported to him.

•  You should report actions that may involve a conflicts of interest to the Head Corporate Legal Group. In order to avoid conflicts of interest, executive officers and Directors must disclose to the Head, Corporate Legal Group any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the Head, Corporate Legal Group shall notify the Board Governance & Remuneration Committee of any such disclosure. Conflicts of interest involving the Head, Corporate Legal Group shall be disclosed to the Board Governance & Remuneration Committee.

•  ICICI Group encourages all employees, officers and Directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. ICICI Group will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and Directors without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behaviour.

•  Interested parties may also communicate directly with the Company’s non-management Directors through contact information mentioned in the Company’s Annual Report or on the website.

Waivers and Amendments

Any waivers (including any implicit waivers) of the provisions in this Code for executive officers or Directors may only be granted by the Board of Directors and will be promptly disclosed to the shareholders. Any such waivers will also be disclosed in the Group’s Annual Report under Indian law and its Annual Report on Form 20-F. Any waivers of this Code for other employees may only be granted by the Head, Corporate Legal Group. Amendments to this Code must be approved by the Board of Directors and will also be disclosed in the Company’s Annual Reports.

Employee Declaration

(To be submitted to the HR at the time of joining)

I Mr./Ms. _________________________________________________________________________________ confirm and declare that:

•   I have read and understood the terms of employment applicable to me and the provisions of the Group Code of Business Conduct and Ethics

•   I shall, during the course of my service with the Bank/Group companies or in the event of cessation of my service in the future, due to any reason whatsoever, for a period of six months from the date of such cessation, directly or indirectly, either on my own accord or on behalf or in conjunction with any other person/s, firm or company refrain/desist from canvassing or soliciting attempting to or inducing any employee(s) business associate(s) to leave their current employment with the Bank/Group companies/ business partners to join the services of any new employer/firm/company or any other competitor of the Group companies/ Business Partners.

•   I am aware that any act in contravention of the above provision on my part shall attract initiation of appropriate action as deemed fit by ICICI Group.

•   I shall disclose the following details, whenever required by the Company:

☐   All bank accounts being held by me - either singly or jointly with other family members

☐   Investment made in immovable property including sale of such property

☐   A statement that I have no material interest or any other conflicting interests, in any person who is a party to a material contract or proposed contract with ICICI Group.

_______________________________________

Employee Signature

Date: